[INVESCO ICON]   INVESCO FUNDS               INVESCO FUNDS GROUP, INC.
                                             7800 East Union Avenue
                                             Denver, Colorado 80237
                                             Post Office Box 173706
                                             Denver, Colorado 80217-3706
                                             Telephone: 303-930-6300



August 27, 1998



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

      Re:   INVESCO Equity Funds, Inc. (formerly, INVESCO Capital
            Appreciation Funds, Inc.)

Dear Chris:

This is to advise you that INVESCO Equity Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO Endeavor Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated October 20, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Glen A. Payne
---------------------------
Glen A. Payne
Secretary

Agreed to this 31st day of August, 1998.

STATE STREET BANK AND TRUST COMPANY



By:   /s/ Charles Whittemore
      ---------------------------
      Vice President